Exhibit 99.1

                          Clear Channel Outdoor Reports
                          Second Quarter 2006 Results



    SAN ANTONIO--(BUSINESS WIRE)--Aug. 8, 2006--Clear Channel Outdoor Holdings, Inc. (NYSE:CCO) today reported results for its second quarter ended June 30, 2006.
    The Company reported revenues of $748.4 million in the second quarter of 2006, a 9% increase over the $684.5 million reported for the second quarter of 2005. Clear Channel Outdoor's direct operating and SG&A expenses increased 7% to $493.8 million during the second quarter of 2006 compared to 2005. Included in the Company's 2006 expenses is approximately $1.5 million of non-cash compensation expense.
    Clear Channel Outdoor's income and diluted earnings per share were $48.0 million and $0.14, respectively, during the second quarter of 2006. This compares to income of $17.5 million or $0.06 per diluted share in the second quarter of 2005.
    The Company's OIBDAN (defined as Operating Income before Depreciation & Amortization, Non-cash compensation expense and Gain
(loss) on disposition of assets - net) was $242.1 million in the second quarter of 2006, a 15% increase from the second quarter of 2005. See reconciliation of OIBDAN to net income at the end of this press release.
    "Our second quarter results are among the strongest in the media industry," said Mark P. Mays, Chief Executive Officer. "Capitalizing on our expanding portfolio of premiere assets, we continue to generate consistent revenue growth and profitable returns. We are committed to implementing a concerted investment strategy to further unlock our growth potential, while maintaining a disciplined approach to managing our costs. We believe our efforts will lead to tangible returns for our shareholders over the long-term."
    "We executed a number of key business objectives in the second quarter, posting strong operating results and positioning the company to expand into two key Asian markets: Japan and Korea," added Paul J. Meyer, Global President and Chief Operating Officer. "We continue to improve our ability to serve both our customers and our shareholders by strategically expanding our global platform and growing our diverse mix of Outdoor revenue streams. We also are pleased with the continued success of our initial digital launches and are embracing digital technologies as they continue to transform our business."


Revenue, Direct Operating and SG&A Expenses, and OIBDAN by Division

(In thousands)                          Three Months Ended      %
                                             June 30,         Change
                                      ----------------------
                                        2006        2005
                                      ---------- -----------
Revenue
-------
 Americas                              $335,247    $315,094        6%
 International                          413,156     369,415       12%
                                      ---------- -----------
Consolidated revenue                   $748,403    $684,509        9%
                                      ========== ===========

The Company's revenues declined approximately $0.8 million from foreign exchange movements during the second quarter of 2006 as compared to the second quarter of 2005. The Company's operating expenses increased approximately $0.9 million from foreign exchange movements during the second quarter of 2006 as compared to the second quarter of 2005.

Direct Operating and SG&A Expenses
 by Division
------------
 Americas                              $179,545    $166,622
 Less: Non-cash compensation expense     (1,230)        (22)
                                     ----------- -----------
                                        178,315     166,600        7%

 International                          314,213     293,400
 Less: Non-cash compensation expense       (343)         --
                                     ----------- -----------
                                        313,870     293,400        7%

 Plus: Non-cash compensation expense      1,573          22
                                     ----------- -----------
Consolidated divisional operating
 expenses                              $493,758    $460,022        7%
                                     =========== ===========

OIBDAN
------
 Americas                              $156,932    $148,494        6%
 International                           99,286      76,015       31%
 Corporate                              (14,097)    (13,423)       5%
                                     ----------- -----------
Consolidated OIBDAN                    $242,121    $211,086       15%
                                     =========== ===========

See reconciliation of OIBDAN to net income at the end of this press release.


    Americas

    The Company's Americas revenue increased 6% during the second quarter of 2006 as compared to the second quarter of 2005 primarily attributable to revenue increases from its bulletin and airport inventory, while poster revenue was essentially unchanged. The increase in airport and bulletin revenue was driven by increased rates over the second quarter of 2005. Strong market revenue growth during the quarter included Albuquerque, Dallas, Orlando, Phoenix, Sacramento, San Antonio, Tampa, Tucson, and Latin America. Strong advertising client categories included business and consumer services, entertainment and automotive.
    Direct operating and SG&A expenses increased $12.9 million in the second quarter of 2006 over the second quarter of 2005. The increase was driven by increased site lease expenses primarily related to revenue shares on the Company's airport inventory associated with the increase in revenue and from an increase in commission expenses, also associated with the increase in revenue. Non-cash compensation expense increased $1.2 million related to the adoption of FAS 123(R).

    International Outdoor

    Revenues from the Company's international outdoor operations increased 12% in the second quarter of 2006 as compared to the second quarter of 2005 primarily from an increase in street furniture revenue and the consolidation of Clear Media. The increase in street furniture revenue was primarily a result of an increase in revenue per display. Street furniture revenue was the driver of the revenue increase in France, while revenue was down in the United Kingdom principally from a decline in billboard revenue. Clear Media, which the Company consolidated in the third quarter of 2005, contributed approximately $29.5 million to the revenue increase. Strong markets for the second quarter of 2006 as compared to the second quarter of 2005 were France, Italy and Turkey. Strong advertising client categories during the second quarter of 2006 were retail, food and automotive.
    Direct operating and SG&A expenses increased 7% over the second quarter of 2005. The Company's expenses increased primarily from increased site lease expense associated with the revenue increase as well as $14.6 million from Clear Media. Also included in the increase is $0.3 million in non-cash compensation expense related to the adoption of FAS 123(R).

    FAS No. 123 (R): Share-Based Payment ("FAS 123(R)")

    The Company adopted FAS 123(R) on January 1, 2006 under the modified-prospective approach which requires it to recognize employee compensation cost related to its stock option grants in the 2006 financial statements for all options granted after the date of adoption as well as for any options that were granted prior to adoption but not vested. Under the modified-prospective approach, no stock option expense is reflected in the financial statements for 2005 attributable to these options. Non-cash compensation expense recognized in the financial statements during 2005 relate to the expense associated with restricted stock awards. The following table details non-cash compensation expense for the second quarter of 2006 and 2005, respectively, assuming the Company had applied the provisions of FAS 123(R) during 2005:


(In thousands)                         Three Months Ended June 30,
                                     --------------------------------
                                        2006       2005(a)   2005(b)
                                     ----------- ----------- --------
Direct operating expense                 $1,132         $22     $683
SG&A                                        441          --      258
Corporate                                    23          --       13
                                     ----------- ----------- --------
Total non-cash compensation              $1,596         $22     $954
                                     =========== =========== ========

(a) Actual non-cash compensation expense recognized in the 2005 financial statements.

(b) Assumes the Company expensed options during 2005.


    Acquisition of Interspace Airport Advertising ("Interspace")

    The Company announced it completed the acquisition of Interspace on July 1, 2006, for a cash purchase price of approximately $81.3 million and the issuance of 4.25 million shares of the Company's Class A Common Stock. Interspace's 2005 revenues and operating expenses (excluding depreciation and amortization) were approximately $45.8 million and $32.5 million, respectively.

    Conference Call

    The Company will host a teleconference to discuss results today beginning at 9:00 a.m. Eastern Time (in conjunction with the Clear Channel Communications conference call). The conference call number is 866-564-7444 and the pass code is 4016671. The same conference call number and pass code is being used for the Clear Channel Communications teleconference as well. Please call ten minutes in advance to ensure that you are connected prior to the presentation. The teleconference will also be available via a live audio cast on the Clear Channel website, located at www.clearchannel.com. A replay of the call will be available for 72 hours after the live conference call, beginning at 12:00 p.m. Eastern Time. The replay number is 888-203-1112 and the pass code is 4016671. The audio cast will also be archived on the website and will be available beginning 24 hours after the call for a period of thirty days.


TABLE 1 - Financial Highlights of Clear Channel Outdoor Holdings, Inc. and Subsidiaries - Unaudited

(In thousands, except                   Three Months Ended
per share data)                              June 30,
                                      ----------------------    %
                                        2006        2005      Change
                                      ---------- ----------- --------
Revenue                                $748,403    $684,509        9%
Direct operating expenses (includes
 non-cash compensation expenses of
 $1,132 and $22 in 2006 and 2005,
 respectively)                          357,597     332,706
Selling, general and administrative
 expenses (includes non-cash
 compensation expenses of $441 and
 none in 2006 and 2005, respectively)   136,161     127,316
Corporate expenses (includes non-cash
 compensation expenses of $23 and
 none in 2006 and 2005, respectively)    14,120      13,423
Depreciation and amortization           100,827      96,562
Gain (loss) on disposition of
 assets - net                              (315)        290
                                      ---------- -----------
Operating Income                        139,383     114,792       21%

Interest expense                         41,692      39,637
Equity in earnings of nonconsolidated
 affiliates                               2,421       5,602
Other income (expense) - net              1,634      (1,129)
                                      ---------- -----------
Income before income taxes and
 minority interest                      101,746      79,628
Income tax benefit (expense):
 Current                                (32,677)    (61,256)
 Deferred                               (12,091)      2,825
                                      ---------- -----------
Income tax benefit (expense)            (44,768)    (58,431)
Minority interest income (expense),
 net of tax                              (8,931)     (3,685)
                                      ---------- -----------

Net income                              $48,047     $17,512      174%
                                      ========== ===========

Diluted net earnings per share (a)         $.14        $.05
                                      ========== ===========

Weighted average shares outstanding -
 Diluted (a)                            350,003     350,000

(a) Diluted net earnings per share amount for 2005 is calculated on a pro forma basis assuming the initial public offering of 10% of the Company's stock occurred on January 1, 2005. Diluted net earnings per share for the three months ended June 30, 2005, based on actual weighted average shares outstanding of 315,000, was $.06 per diluted share.

TABLE 2 - Selected Balance Sheet Information

Selected balance sheet information was:

(In millions)                            June 30,       December 31,
                                           2006             2005
                                       -------------   --------------
                                        (Unaudited)       Audited
Cash                                         $108.0           $108.6
Due from Clear Channel Communications           $--             $0.1
Total Current Assets                       $1,114.5         $1,050.2
Net Property, Plant and Equipment          $2,167.8         $2,153.4
Total Assets                               $5,176.0         $4,918.3

Due to Clear Channel Communications           $53.7              $--
Current Liabilities (excluding current
 portion of long-term debt)                  $740.7           $653.0
Long-Term Debt (including current
 portion of long-term debt)                  $259.3           $227.8
Debt with Clear Channel Communications     $2,500.0         $2,500.0
Shareholders' Equity                       $1,329.3         $1,209.4


TABLE 3 - Capital Expenditures - Unaudited

Capital expenditures for the second quarter of 2006 and 2005 were:

(In millions)                              June 30,       June 30,
                                             2006           2005
                                          ------------   ------------

Non-revenue producing                           $18.9          $19.0
Revenue producing                                42.7           23.8
                                          ------------   ------------
  Total capital expenditures                    $61.6          $42.8
                                          ============   ============

The Company defines non-revenue producing capital expenditures as those expenditures that are required on a recurring basis. Revenue producing capital expenditures are discretionary capital investments for new revenue streams, similar to an acquisition.

TABLE 4 - Total Debt - Unaudited

At June 30, 2006, Clear Channel Outdoor had total debt of:

(In millions)                                        June 30, 2006
                                                   ------------------

Bank Credit Facility                                           $78.7
Debt with Clear Channel Communications                       2,500.0
Other Debt                                                     180.6
Due to Clear Channel Communications                             53.7
                                                   ------------------
  Total                                                      2,813.0
Cash                                                           108.0
                                                   ------------------
  Net Debt                                                  $2,705.0
                                                   ==================

Liquidity and Financial Position

For the six months ended June 30, 2006, cash flow from operating activities was $230.0 million, cash flow used by investing activities was $318.0 million, cash flow provided by financing activities was $82.6 million, and the effect of exchange rate changes on cash was $4.8 million for a net decrease in cash of $0.6 million.

Leverage, defined as total debt including the payable to Clear Channel Communications, net of cash, divided by the trailing 12-month OIBDAN, was 3.5x at June 30, 2006.

   Supplemental Disclosure Regarding Non-GAAP Financial Information

     Operating Income before Depreciation and Amortization (D&A),
    Non-cash Compensation Expense and Gain (Loss) on Disposition of
                         Assets - Net (OIBDAN)


    The following tables set forth Clear Channel Outdoor's OIBDAN for the three months ended June 30, 2006 and 2005. The Company defines OIBDAN as net income adjusted to exclude non-cash compensation expense and the following line items presented in its Statement of Operations:
Minority interest, net of tax, Income tax benefit (expense); Other income (expense) - net; Equity in earnings of nonconsolidated affiliates; Interest expense; Gain (loss) on disposition of assets - net; and, D&A.
    The Company uses OIBDAN, among other things, to evaluate the Company's operating performance. This measure is among the primary measures used by management for planning and forecasting of future periods, as well as for measuring performance for compensation of executives and other members of management. This measure is an important indicator of the Company's operational strength and performance of its business because it provides a link between profitability and cash flows from operating activities. It is also a primary measure used by management in evaluating companies as potential acquisition targets.
    The Company believes the presentation of this measure is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by the Company's management. It helps improve investors' ability to understand the Company's operating performance and makes it easier to compare the Company's results with other companies that have different capital structures, stock option structures or tax rates. In addition, this measure is also among the primary measures used externally by the Company's investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry.
    Since OIBDAN is not a measure calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net income as an indicator of operating performance and may not be comparable to similarly titled measures employed by other companies. OIBDAN is not necessarily a measure of the Company's ability to fund its cash needs. As it excludes certain financial information compared with operating income and net income (loss), the most directly comparable GAAP financial measures, users of this financial information should consider the types of events and transactions, which are excluded.
    As required by the SEC, the Company provides reconciliations below to the most directly comparable amounts reported under GAAP, including
(i) OIBDAN for each segment to consolidated operating income; and (ii) OIBDAN to net income.


                                                      Gain
                                                     (loss)
                                                       on
                                                   disposition
               Operating   Non-cash    Depreciation    of
                 income   compensation     and        assets
(In thousands)  (loss)      expense     amortization  - net   OIBDAN
               --------- ------------- ------------- ------- ---------

Three Months
 Ended June
 30, 2006
--------------
Americas       $114,449        $1,230       $41,253     $--  $156,932
International
 Outdoor         39,369           343        59,574      --    99,286
Corporate       (14,120)           23            --      --   (14,097)
Gain (loss) on
 disposition
 of assets -
 net               (315)           --            --     315        --
               --------- ------------- ------------- ------- ---------
 Consolidated  $139,383        $1,596      $100,827    $315  $242,121
               ========= ============= ============= ======= =========

Three Months
 Ended June
 30, 2005
--------------
Americas       $105,484           $22       $42,988     $--  $148,494
International
 Outdoor         22,441            --        53,574      --    76,015
Corporate       (13,423)           --            --      --   (13,423)
Gain (loss) on
 disposition
 of assets -
 net                290            --            --    (290)       --
               --------- ------------- ------------- ------- ---------
 Consolidated  $114,792           $22       $96,562   $(290) $211,086
               ========= ============= ============= ======= =========


Reconciliation of OIBDAN to Net income

(In thousands)                                  Three Months Ended
                                                     June 30,
                                             ------------------------
                                                2006          2005
                                             -----------    ---------

OIBDAN                                         $242,121     $211,086
Non-cash compensation expense                     1,596           22
Depreciation & amortization                     100,827       96,562
Gain (loss) on disposition of assets - net         (315)         290
                                             -----------    ---------
Operating Income                                139,383      114,792

Interest expense                                 41,692       39,637
Equity in earnings of nonconsolidated
 affiliates                                       2,421        5,602
Other income (expense) - net                      1,634       (1,129)
                                             -----------    ---------
Income before income taxes and minority
 interest                                       101,746       79,628
Income tax benefit (expense):
   Current                                      (32,677)     (61,256)
   Deferred                                     (12,091)       2,825
                                             -----------    ---------
Income tax benefit (expense)                    (44,768)     (58,431)
Minority interest income (expense)               (8,931)      (3,685)
                                             -----------    ---------

Net income                                      $48,047      $17,512
                                             ===========    =========


    About Clear Channel Outdoor Holdings

    Clear Channel Outdoor, headquartered in San Antonio, Texas, is a global leader in the outdoor advertising industry providing clients with advertising opportunities through billboards, street furniture displays, transit displays, and other out-of-home advertising displays.

    Certain statements in this document constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Clear Channel Outdoor to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The words or phrases "guidance," "believe," "expect," "anticipate," "estimates" and "forecast" and similar words or expressions are intended to identify such forward-looking statements. In addition, any statements that refer to expectations or other characterizations of future events or circumstances are forward-looking statements.
    Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this document include, but are not limited to: changes in business, political and economic conditions in the U.S. and in other countries in which Clear Channel Outdoor currently does business (both general and relative to the advertising industry); fluctuations in interest rates; changes in operating performance; shifts in population and other demographics; changes in the level of competition for advertising dollars; fluctuations in operating costs; technological changes and innovations; changes in labor conditions; changes in governmental regulations and policies and actions of regulatory bodies; fluctuations in exchange rates and currency values; changes in tax rates; and changes in capital expenditure requirements and access to capital markets. Other unknown or unpredictable factors also could have material adverse effects on Clear Channel Outdoor's future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this document may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this document. Other key risks are described in Clear Channel Outdoor's reports and other documents filed with the U.S. Securities and Exchange Commission, including in the section entitled "Item 1A. Risk Factors" of the Company's Annual Report filed on Form 10-K for the year ended December 31, 2005. Except as otherwise stated in this document, Clear Channel Outdoor does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.



    CONTACT: Clear Channel Outdoor, San Antonio
             Investors:
             Randy Palmer, 210-832-3315
             or
             Media:
             Lisa Dollinger, 210-832-3474
             www.clearchanneloutdoor.com